UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2013

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

64 East Broadway Blvd., Tucson, Arizona	85701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Executive Vice President and General Counsel

Fred D. Furman, Executive Vice President and General Counsel of The Providence Service Corporation (“Providence”), resigned as an employee of Providence effective December 31, 2013. In connection with Mr. Furman’s resignation, Providence and Mr. Furman have entered into a Separation and General Release Agreement (“Separation Agreement”), dated December 31, 2013, which provides for Mr. Furman’s resignation from employment with Providence effective December 31, 2013. Under the Separation Agreement, Mr. Furman is entitled to the following: i) a lump sum cash payment equal to one and one half (1½) times his current base salary (the gross amount of the payment being $610,500); ii) acceleration as of December 31, 2013 in respect of the 8,607 shares of Common Stock of Providence which represents the portions of Restricted Stock Awards that would have vested between December 31, 2013 and March 31, 2014; iii) an amount equal to $42,553, which is the value of an installment of the 2011 Performance Restricted Stock Unit Award; and iii) an amount based on the annual performance cash bonus award relating to the performance of Providence during 2013, which amount will be calculated based on the same criteria and paid at the same time as payments are made in respect to similar awards to which other executives of the Company are entitled. Mr. Furman will also receive certain other benefits as set forth in the Separation Agreement. These payments satisfy the requirements of Mr. Furman’s employment agreement with Providence.

The preceding description of the Separation Agreement is qualified in its entirety by reference to the text of the Separation Agreement, which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Additionally, Providence has hired a new Senior Vice President, General Counsel and Corporate Secretary to replace Mr. Furman.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Separation and General Release Agreement dated December 31, 2013 between The Providence Service Corporation and Fred D. Furman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: January 7, 2014	By:	/s/ Warren Rustand
	Name:	Warren Rustand
	Title:	Chief Executive Officer

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